Exhibit 99.1

FOR RELEASE: February 25, 2013

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Manager, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS FULL YEAR 2012 EARNINGS

Net income Grows 37 Percent

Dividend increased 6 percent during 2012; 22nd increase in 21 years

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter and year ending December 31, 2012. For the full year 2012, diluted earnings per share were $1.40, compared to $1.03 in 2011, on 0.9 percent more shares outstanding. Revenue for the year was $757.8 million compared to $687.3 million in 2011, an increase of 10.3 percent. Net income for the full year 2012 rose to $196.6 million from $143.1 million in 2011, an increase of 37.4 percent.

For the fourth quarter of 2012, revenues increased 12.4 percent to $187.5 million from $166.8 million and corresponding diluted earnings per share increased to $0.47 from $0.24 for the same period in 2011. Net income for the quarter totaled $66.6 million, an increase of 95.7 percent from $34.0 million for the quarter ending December 31, 2011. Net income was positively impacted by the implementation of the repair tax accounting change for its Pennsylvania subsidiary. This change allows a tax deduction for 2012 infrastructure investments that were formerly capitalized for tax purposes and accounts for $31.0 million or approximately $0.22 in earnings per share for the year, all of which was recorded in the fourth quarter.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “The fourth quarter was operationally strong. If you remove 2011’s one-time tax benefit from bonus depreciation and—although it is on-going, also remove the repair tax benefit from 2012—adjusted income per common share (Non-GAAP financial measure) would be $0.25 vs. $0.22, an increase of more than 13 percent.”

The December 1, 2012 dividend was increased 6.1 percent to $0.175 per share and is the 22nd increase in the last 21 years. The Board of Directors recently declared a quarterly cash dividend payment of $0.175 per share payable on March 1, 2013, to all shareholders of record on February 15, 2013. Aqua America has paid a consecutive quarterly dividend for more than 65 years.

In December 2012, the company announced that it adopted the repair tax accounting change, as permitted under IRS regulations, for its Pennsylvania subsidiary in Aqua America’s 2012 federal income tax return to be filed in September 2013. This change allows a tax deduction for investments that were formerly capitalized for tax purposes. This mechanism is a frequently implemented tax benefit that has been used by numerous companies, including other utilities in recent years. Aqua America will use flow-through accounting for the tax benefits of the repair tax accounting change per its previously disclosed Pennsylvania rate order from June 2012.

DeBenedictis said, “The on-going tax accounting change, which was approved in the 2012 Pennsylvania rate order, allows Aqua Pennsylvania to continue its infrastructure improvement program without increasing customer rates in 2013 and still maintain the company’s strong financial performance. The 2012 operating performance of the entire company was strong again and complemented by the Pennsylvania repair tax accounting change, which allowed us to grow Aqua America’s earnings by nearly 40 percent.”

In 2012, the company invested $348 million in regulated infrastructure improvements across all of its regulated operations as part of its capital investment program, compared to $326 million in 2011. “Super Storm Sandy showed how successful our prudent infrastructure investment program has been as Aqua America came through the storm relatively unscathed,” said DeBenedictis. The company projects a similar amount to be invested in 2013 on numerous projects: pipe replacement to improve our distribution network; plant upgrades to enhance water quality; and service reliability improvements for our customers, much of which will be eligible for tax deduction under the recently implemented repair tax accounting change.

“We believe that the use of this cash providing tax policy is a ‘win-win’ for customers and shareholders as the rate order should allow Aqua Pennsylvania to continue its infrastructure improvement program without increasing customer rates in 2013, while still providing the company with the opportunity to continue its profitable performance,” said DeBenedictis.

As a result of implementing this tax accounting change, Aqua Pennsylvania water customers saw their rates reduced by 2.82 percent beginning in January 2013 (through the suspension of its Distribution System Improvement Charge—DSIC) and no rate increases are projected in 2013 in Pennsylvania, even though the company plans to continue to invest in water system improvements at record levels.

The repair tax deduction is anticipated to continue in 2013 and future years providing a deduction for each year’s qualifying annual capital expenditures. The repair tax deduction in 2013 is currently projected to be similar to the level for 2012, but will be recognized over the four quarters. In addition, the tax benefits recognized in 2013 are expected to reflect the favorable effects of the first year of a 10-year amortization of the tax deduction as per the Pennsylvania Public Utility Commission rate order for qualifying capital expenditures made prior to 2012 (the catch-up adjustment), which is subject to a number of factors. The amortization amount is expected to be approximately 25 to 30 percent of the annual deduction for 2013.

“2012 was one of the strongest years operationally in my 21 years as CEO. The company continues to adapt itself for the future and as a result, 2012 was also our strongest financial year ever giving us a new base for future results and marking the 20th record year for earnings out of the last 21,” said DeBenedictis.

Aqua America’s notable 2012 accomplishments, included:

•	Profitably divested the company’s Maine and New York operations

•	Completed the accretive acquisition of American Water’s Ohio property

•	Completed 18 acquisitions growing customers by 1.9 percent; including three municipal systems

•	Improved the operations and maintenance expense to revenue ratio by 150 basis points through cost control programs, including those aimed at reducing purchased water, electricity and fuel expenses

•	Reduced Aqua America’s weighted average cost of fixed-rate long-term debt to 5.06 percent while maintaining Standard & Poor’s A+ credit rating for Aqua Pennsylvania

•	Completed 18 rate cases receiving a total of $52.9 million in annualized revenue increases

•	Received approval for a Distribution System Improvement Charge (DSIC) in New Jersey

•	Commenced profitable operation of a joint venture to provide water service for natural gas drilling

“Looking back in 2012, Aqua America made significant progress in advancing our strategy in both regulated and unregulated areas. We exited Maine and New York, expanded in energy rich Ohio, picked up the pace of our customer growth program, all while continuing to maintain costs at our industry leading level of efficiency. On the regulatory front we received rate awards to allow us to earn a return on our infrastructure investments and received approval for a DSIC in New Jersey (increases the number of our states with this practice to five). And lastly we expanded our non-regulated operations through our profitable joint venture, which lessens the environmental burden of natural gas production in Pennsylvania. I look forward to continuing to see the benefits of the work that we are doing, which should allow Aqua America to continue to be the nation’s most efficient and profitable water and wastewater utility,” said DeBenedictis.

In January, Aqua America completed the sale of its Maine operations. In May, Aqua America completed the purchase of all of American Water Works Company, Inc.’s (NYSE: AWK) regulated operations in Ohio and simultaneously sold its regulated operations in New York to American Water, making Aqua America the largest investor-owned water utility in Ohio. “I am pleased to report that the newly acquired systems in Ohio have been flawlessly integrated into our existing operations and are already adding to Aqua America’s profits,” said DeBenedictis.

Aqua America continues to expand its operations through its growth-through-acquisition program and completed 18 acquisitions in 2012. Acquisitions plus organic growth lead to overall customer growth of 1.9 percent following the January 1 Maine sale, double our 2011 customer growth levels.

Operating and maintenance expenses for continuing operations were up 5.9 percent for the year and were higher than in prior years due to 2012 expenses related to the acquisition of the Ohio American properties with no corresponding expenditures in 2011 results. The operations and maintenance expenses associated with acquisitions in 2012 represented 5.1 percent of the year’s 5.9 percent increase, and for the quarter, 6.3 percent of the 8.5 percent increase. The fourth quarter operations and maintenance expenses included costs associated with implementing the repair tax accounting change of $1,350, which accounts for 2.0 percent of the 8.5 percent increase over the same period of 2011. Excluding these costs, operating and maintenance expenses increases were in line with, or less than, normal inflationary increases. Operations and maintenance to revenue ratio for the year was 35.9 percent compared to 37.4 percent in 2011. “The improvement in our operations and maintenance to revenue ratio was helped in part by the construction of four solar farms in the past two years, which reduced the power needs of our treatment facilities, and the reduced need for purchased water from municipalities,” said DeBenedictis.

As of December 31, 2012, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.06 percent, and the company had $110.8 million available on its credit lines. In February 2013, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. Of the 229 electric, gas, and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

During 2012, the company received rate awards in New Jersey, Pennsylvania, Ohio, Illinois, Texas, Indiana, Virginia and Florida, and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $52.9 million. The company has $9.2 million of rate cases pending before two state regulatory bodies in Texas and Virginia. Additionally, Aqua America’s state subsidiaries (other than Pennsylvania) are expected to seek rate relief by filing rate requests or surcharges of approximately $16.8 million in 2013. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

As of 2012, Aqua America invested $39.4 million of capital in its non-regulated joint venture investment to supply raw water to certain central Pennsylvania gas drilling operations. In late 2011, operating subsidiaries of Aqua America and Penn Virginia Resource Partners, L.P. entered into a joint venture to form Aqua — PVR Water Services, LLC to construct and operate a private pipeline system to supply raw water to certain natural gas producers drilling in the Marcellus Shale. The initial 18-mile steel pipeline began servicing certain drillers in North-central Pennsylvania on an as-needed basis in April of 2012. Phase II construction of a second 18-mile stretch began in June 2012 and went into service in December. This second phase included the construction of a new intake and pump station to supply the pipeline with 3 million gallons of raw water per day from the West Branch of the Susquehanna River. Phase III construction, which extends another 20 miles into Tioga County, is expected to be completed in the first quarter of 2013. To date, the pipeline pumped 120 million gallons of water to the gas producers, eliminating the need for 24,000 water truck trips over rural Pennsylvania roads.

The company’s conference call with financial analysts will take place on Monday, February 25, 2013 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 25, 2013 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 1405154). International callers can dial 719.457.0820 (pass code 1405154).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Virginia, Florida and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.aquaamerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the projected impact of the repair tax accounting change on the company, customers and shareholders; the anticipated continuation and amount of the repair tax deduction in 2013 and future years; the estimated size of the 2013 tax deduction and the size of the catch-up adjustment under the tax repair policy; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; the company’s commitment to its growth-through-acquisition program; the continuation of the company’s capital investment program and the amount of capital investment by the company planned for 2013; that much of the 2013 capital investment is projected to be eligible for a tax deduction under the tax repair policy; the company’s intention to use flow through accounting for the tax benefits under the tax policy; the projected benefits of the work the company is doing to continue to be the most efficient and profitable water and wastewater utility; and the anticipated completion of the next phase of the Marcellus Shale water pipeline project in the winter of 2013. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2012, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating revenues	$187,481	$166,793	$757,760	$687,291

Income from continuing operations	$65,134	$31,506	$184,087	$141,683
Income from discontinued operations	1,421	2,499	12,476	1,386

Net income attributable to common shareholders	$66,555	$34,005	$196,563	$143,069

Income from continuing operations per share:
Basic	$0.47	$0.23	$1.32	$1.03
Diluted	$0.46	$0.23	$1.32	$1.02

Income from discontinued operations per share:
Basic	$0.01	$0.02	$0.09	$0.01
Diluted	$0.01	$0.02	$0.09	$0.01

Net income per common share:
Basic	$0.48	$0.25	$1.41	$1.04
Diluted	$0.47	$0.24	$1.40	$1.03

Basic average common shares outstanding	139,884	138,478	139,361	138,182
Diluted average common shares outstanding	140,671	139,150	139,934	138,689

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating revenues	$187,481	$166,793	$757,760	$687,291
Cost & expenses:
Operations and maintenance	72,179	66,502	271,843	256,743
Depreciation	29,031	25,767	111,767	103,412
Amortization	1,456	847	5,229	4,888
Taxes other than income taxes	12,704	10,018	47,404	41,449

Total	115,370	103,134	436,243	406,492

Operating income	72,111	63,659	321,517	280,799
Other expense (income):
Interest expense, net	19,373	19,344	77,757	77,804
Allowance for funds used during construction	(658)	(1,461)	(4,142)	(7,150)
Gain on sale of other assets	(264)	(174)	(1,090)	(649)
Equity earnings in joint venture	(1,045)	—	(1,976)	—

Income from continuing operations before income taxes	54,705	45,950	250,968	210,794
Provision for income taxes	(10,429)	14,444	66,881	69,111

Income from continuing operations	65,134	31,506	184,087	141,683
Discontinued operations:
Income from discontinued operations before income taxes	1,680	3,825	20,493	14,279
Provision for income taxes	259	1,326	8,017	12,893

Income from discontinued operations	1,421	2,499	12,476	1,386

Net income attributable to common shareholders	$66,555	$34,005	$196,563	$143,069

Income from continuing operations per share:
Basic	$0.47	$0.23	$1.32	$1.03
Diluted	$0.46	$0.23	$1.32	$1.02
Income from discontinued operations per share:
Basic	$0.01	$0.02	$0.09	$0.01
Diluted	$0.01	$0.02	$0.09	$0.01
Net income per common share:
Basic	$0.48	$0.25	$1.41	$1.04
Diluted	$0.47	$0.24	$1.40	$1.03
Average common shares outstanding:
Basic	139,884	138,478	139,361	138,182

Diluted	140,671	139,150	139,934	138,689

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2012	2011
Net property, plant and equipment	$3,936,163	$3,530,942
Current assets	260,894	405,358
Regulatory assets and other assets	661,460	412,120

	$4,858,517	$4,348,420

Total equity	$1,385,892	$1,251,817
Long-term debt, excluding current portion	1,543,954	1,395,457
Current portion of long-term debt and loans payable	125,421	188,200
Other current liabilities	148,743	258,618
Deferred credits and other liabilities	1,654,507	1,254,328

	$4,858,517	$4,348,420

Aqua America, Inc. and Subsidiaries

Net Income Excluding Net Repair Tax Accounting Change and

Net State Income Tax Benefit Associated with 100% Bonus Depreciation

(In thousands, except per share amounts)

(A Non-GAAP, Unaudited Number)

	Quarter Ended
	December 31,
	2012	2011
Net income attributable to common shareholders (GAAP financial measure)	$66,555	$34,005
Less:
Net impact of repair tax accounting change*	31,005	—
Net state income tax benefit associated with 100% bonus depreciation	—	3,607

Income before net repair tax accounting change and net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$35,550	$30,398

Net income per common share (GAAP financial measure):
Basic	$0.48	$0.25
Diluted	$0.47	$0.24
Income per common share before net repair tax accounting change and net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.25	$0.22
Diluted	$0.25	$0.22
Average common shares outstanding:
Basic	139,884	138,478

Diluted	140,671	139,150

*	Net impact of repair tax accounting change represents the tax impact of the tax accounting change, net of related expenses to implement change.